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                               PROMISSORY NOTE

$1,740,000                                      Date: Effective August 27, 1996

    FOR VALUE RECEIVED, OSP Publishing, Inc., a California corporation ("Maker") promises to pay to Joseph C. Angard, an individual, or order ("Holder"), at 122 Westwind Mall, Marina del Rey, California 90292 (or such other address designated by Holder from time to time), the principal sum of One Million Seven Hundred and Forty Thousand Dollars and no/100 ($1,740,000.00), plus interest thereon, from the date hereof until all amounts due hereunder are paid in full, at the rate of interest set forth below:

1.  PAYMENTS.

         1.1. PRINCIPAL. Principal under this Promissory Note ("Note") shall be due and payable on or before January 1, 1998.

         1.2. INTEREST. Interest under this Note shall be payable on the first day of October, 1996, and on the first day of each calendar month thereafter, Maker shall pay to Holder the Interest Payment (as such term is defined below).

         1.3. INTEREST PAYMENT. Each month, as set forth above in Section 1.2, Maker shall pay Holder interest (each an "Interest Payment") at the rate of 10% per annum.

    2.   MANNER OF PAYMENTS.  All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for late charges, if any, second to amounts for Holder's costs of enforcing this Note, if any, third to amounts of interest due (including default interest) hereunder, if any, and finally to the principal balance under this Note, and (c) deemed paid by Maker upon their actual receipt by Holder.

    3.   LATE CHARGE.  If any amount of interest and/or principal under this
Note is not received by Holder within fifteen (15) days after its due date, then, without any requirement for notice to Maker, Maker shall immediately pay to Holder an additional sum of five percent (5%) of such overdue amount as a later charge. Such late charge is fair and reasonable based upon the facts and circumstances existing as of the date of this Note. Acceptance of such late charge by Holder shall not constitute a waiver of Maker's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note, or otherwise.

    4. DEFAULT INTEREST. In the event Maker fails to pay any installment of principal and/or interest, within 30 days of the date such installment is due, then in addition to any other amounts payable hereunder, including the late charge provided for under Paragraph 3, above, the entire outstanding balance of principal under this Note shall thereafter bear interest, until such

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overdue payment is paid in full, at the increased rate of five percent (5%)
per annum over and above the interest rate provided for in the introductory paragraph of this Note.

    5. COMMERCIAL PURPOSES. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

    6. INTEREST LIMITATION. It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law on a cumulative basis over the life of the loan evidenced by this Note (the "Loan"). If by mistake or error, interest in excess of such maximum rate shall be paid for any period during the term of the Loan, the excess amount shall, if permitted by applicable law, be retained by Holder as additional cash collateral for the Loan to be held without interest or trust and commingled with other assets of Holder or, if not permitted to be so held by Holder, shall be refunded to Maker. If for any period during the term of the Loan, Holder is unable, because of a limitation on the rate of interest permitted to be charged to Maker under applicable law, to collect all of the interest and premium provided for in this Note, such interest or premium ("interest shortage") shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Holder may collect all of the interest and premium provided for in this Note, the same to be accomplished in the following manner, or otherwise as permitted by applicable law: (a) if Holder were permitted by applicable law to charge interest to Maker in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such prior periods, and such increased interest for such prior periods shall be immediately due and payable upon demand; and (b) if Holder shall have collected all interest permitted by applicable law to be charged to Maker in such prior periods, and if Holder is thereafter permitted by applicable law to charge interest to Maker in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such subsequent period, and such increased interest for such subsequent periods shall be due and payable at the end of each such subsequent period upon demand.

    7. NOTE WAIVERS. Maker waives presentment, notice, demand, protest, notice of demand and dishonor.

    8. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California.

    9. FURTHER ASSURANCES. Each party to this Note shall execute all instruments and

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documents and take all actions as may be reasonably required to effectuate this Note.

    10. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

    11. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret, collect upon, foreclose, or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (i) such Proceeding (whether or not such Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recover of all such subsequently incurred costs, expenses and actual attorney's fees.

    12. MODIFICATION. This Note may be modified only by a contract in writing executed by the party to this Note against whom enforcement of such modification is sought.

    13. HEADINGS. The headings of the Paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or lmit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

    14. WAIVER. Any waiver of a default under this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

OSP PUBLISHING, INC., a California corporation

By:   /s/ Michael A. Malm
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Its:  President
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